Exhibit 10.3

PHARMACEUTICAL FORMULATIONS, INC.
460 PLAINFIELD AVE., EDISON, NJ 08818
TEL (732) 985-7100o FAX (732) 819-3390

                December 16, 2003

Mr. James Ingram
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Dear Jim

This letter will outline your terms of employment, commencing January 1, 2004 and terminating March 31, 2006. You have indicated your intention to work for PFI until that date.

The Board of Directors would like to thank you for the time you have spent as President of the Company, and recognizes how far PFI has come during your tenure and the strong corporation you have handed over to Mike Zeher for the next stage of PFI's development. The Directors look forward to your continued contribution to the company in your new role.

Effective January 1, 2004, your salary will be $130,000 (one hundred and thirty thousand dollars) per annum for your position as Chairman and Chief Executive Officer of PFI. In the event that, as a result of your recommendation or otherwise, you are no longer Chief Executive officer of PFI, no adjustment will be made to your compensation.

During the term of this agreement, the Board of Directors may, at its discretion, request your assistance in certain matters from time to tome. There will be no minimum time per month that you will be required to devote to PFI from January 1, 2004 onwards; however, it is specifically agreed that the Company will not require more than two (2) weeks of your time per month.

Should PFI terminate your employment prior to March 31, 2005 for any reason other than cause, you will receive (12) months written notice of termination. Should PFI terminate your employment on or after march 31, 2005 for any reason other than cause, you will receive written notice of termination equal to the time remaining under this agreement, i.e., the length of time between the date of notice of termination and March 31, 2008. For purposes of this agreement, "cause" shall have the meaning ascribed to it in our letter to you of May 17, 2001. If neither party terminates this agreement, this agreement shall expire and your employment will end on March 31, 2006, unless the parties agree in writing to an extension.

During the term of this agreement to March 31, 2006 or the notice period, if applicable, PFI will continue to pay your salary and continue your current benefits. As an employee of the company, you will be included in the normal compensation, bonus, restricted stock and stock option plans of the company. All of the awards of these plans are at the discretion of the Board of Directors, after recommendation by the Compensation and Option Committees. After the end of any notice period and until March 31, 2006, PFI will continue to provide you with the same medical benefits and any other benefits you are currently receiving which the Company is permitted to provide to you under the terms of the plans.

The terms and conditions of the October 2, 2000 letter agreement between you and the Company will remain in full force and effect, except to the extent that same have been superseded or modified by our subsequent letters of May 17, 2001; July 5, 2001; April 11, 2003; and this date.

Very truly yours, PHARMACEUTICAL FORMULATIONS, INC. By: /s/ John L. Oram John L. Oram Director

The foregoing is accepted and agreed to:

By: /s/ James Ingram
James Ingram
Dated: 6.23.03